                                                                     EXHIBIT 8.3
                   Meitar, Liquornik, Geva & Co., Law Offices



                                                                February 1, 1999
PLATINUM technology International, inc.
1815 S. Meyers Road
Oakbrook Terrace, Illinois 60181
Attention: Board of Directors
-----------------------------

Ladies and Gentlemen:

You have requested we render this opinion concerning certain matters of Israeli tax law in connection with the Agreement dated as of August 13, 1998 (the "Agreement"), between PLATINUM technology International, inc., (the "Buyer"), and Memco Software, Ltd., a corporation organized under the laws of the State of Israel (the "Company"), and the Arrangement to be entered into between the Company and its shareholders (the "Arrangement") pursuant to the Agreement, and related documents and agreements referenced in the Agreement (together with the Agreement, the "Merger Agreements").

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements.

We have acted as special Israeli counsel to the Company in connection with the Arrangement. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.  The Merger Agreements;

2. Representations made by the Company, including those representations contained in that certain Company Tax Certificate dated February 1, 1999;

3.  The Proxy Statement prepared in connection with the Arrangement;

4.  The Registration Statement on Form S-4 in connection with the Arrangement;
and

5. Such other instruments and documents related to the formation, organization and operation of the Company and the Buyer and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification;

3. The Arrangement will be consummated pursuant to the Merger Agreements in accordance with the laws of the State of Israel;

4. The Company qualifies as an "industrial company" as such term is defined in the Law for the Encouragement of Industry (Taxes), 1969, of the State of Israel; and

5. The Ordinary Shares of the Company have been listed for trading on the Nasdaq National Market since October 1996, and will remain so listed through the Effective Date.

We have reviewed the section of the prospectus entitled "Certain Israeli Tax Consequences of the Arrangement." Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion, as counsel for the Company, that such section of the prospectus constitutes the material tax consequences of the Arrangement under Israeli law.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of the laws of the State of Israel and relevant judicial decisions. Our opinion is not binding upon the Income Tax Authority of the State of Israel or the courts, and the Income Tax Authority is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Israeli income tax laws.

2. Our opinion concerning certain Israeli tax consequences of the Arrangement is limited to the specific Israeli tax consequences presented above. No opinion is expressed as to any transaction other than the Arrangement, including any transaction undertaken in connection with the Arrangement. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Arrangement. In particular, we express no opinion regarding:

(a) whether and the extent to which any Company stockholder who has provided or will provide services to the Company or Buyer will have compensation income under any provision of the Code;

(b) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Buyer stock received by any such stockholder in the Reorganization;

(c) the tax consequences of the Arrangement on persons who are "dealers" in securities under Israeli law or otherwise deemed to have received ordinary income under Israeli law in connection with the Arrangement; and

(d) the tax consequences of the Arrangement on persons who held Ordinary Shares of the Company prior to the initial public offering of the Company in October 1996.

3. No opinion is expressed if the Arrangement is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

4. No ruling has been or will be requested from the Income Tax Authority of the State of Israel concerning the Israeli income tax consequences of the Arrangement on shareholders who purchased their Ordinary Shares of the Company since the date of the initial public offering of the Company. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the general application of existing Israeli income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Income Tax Authority or that a court considering the issues would not hold otherwise.

5. We understand that counsel for the Buyer, Herzog, Fox & Neeman, has rendered a tax opinion substantially similar to this opinion.

6. This opinion is being delivered solely for your benefit. This opinion may not be relied upon or utilized by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of our name in the Registration Statement wherever it appears.

Very truly yours,



/s/ Meitar, Liquornik, Geva & Co.